Exhibit 99.1

ImmunoGen Reports First Quarter Fiscal Year 2016 Financial Results
 and Provides Corporate Update

- Conference Call Today at 8:00 am ET -

•                  Level of target expression on patient tumors may have a marked impact on response to mirvetuximab soravtansine, ImmunoGen’s novel folate receptor α (FRα)-targeting antibody-drug conjugate (ADC); data to be reported at AACR-NCI-EORTC in November.

•                  Patient enrollment completed in Phase 1 ovarian cancer cohort that ImmunoGen plans to discuss with regulators in 2016. Company on track to initiate trials designed to potentially support an Accelerated Approval pathway (FORWARD I) and market expansion (FORWARD II) for mirvetuximab soravtansine.

•                  Broader pipeline progress includes advancement of another ImmunoGen ADC and three partner ADCs to IND/clinical testing.

WALTHAM, MA, October 27, 2015 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer therapeutics using its ADC technology, today reported financial results for the three-month period ended September 30, 2015 — the first quarter of the Company’s 2016 fiscal year. ImmunoGen also provided an update on product programs and reiterated its guidance for its 2016 fiscal year.

“We believe mirvetuximab soravtansine has the potential to make an important difference for many patients with FRα-positive cancers and look forward to the upcoming data presentations at AACR-NCI-EORTC,” commented Daniel Junius, President and CEO. “Of particular note are the findings suggesting that the level of FRα expression on patient tumors has a marked impact on response to mirvetuximab soravtansine. As noted in the abstract that became public yesterday, the response rate was 53% for the patients reported at ASCO and 80% in the subset with the highest expression — about half of the 22 patients treated. Updated response data, including duration, for these patients will be reported at AACR-NCI-EORTC.”

Mr. Junius continued, “We are successfully executing on all of our product programs — completing enrollment in the 40-patient ovarian cancer Phase 1 expansion cohort well ahead of plan, moving forward with combination strategies for our two ADC’s for B-cell malignancies, and submitting the IND for our fourth wholly owned program, IMGN779, to the FDA on schedule. There also has been notable progress by a number of our partners.”

Updates on Product Programs

Mirvetuximab soravtansine (formerly IMGN853) — for FRα-positive cancers including ovarian cancer.

•                  Data presentations at the upcoming AACR-NCI-EORTC conference will feature:

•                  Findings from an analysis of the relationship between level of FRα expression on patient tumor cells and response to treatment with mirvetuximab soravtansine (abstract C47). This analysis indicates patients with higher levels of target expression on their tumors are more likely to respond to treatment with mirvetuximab soravtansine. The findings helped inform that FORWARD I would enroll patients with medium or high levels of expression, with stratification by expression level.

•                  Preclinical evaluation of mirvetuximab soravtansine combination therapy (abstract C170) provides findings on mirvetuximab soravtansine used in combination with bevacizumab (Avastin®) and the other agents to be assessed in FORWARD II.

•                  Clinical progress: patient enrollment completed — ahead of plan — in the Phase 1 40-patient expansion cohort assessing mirvetuximab soravtansine monotherapy for FRα-positive platinum-resistant ovarian cancer. Patient enrollment is also ahead of plan in the 20-patient ovarian cancer cohort examining biomarkers using biopsies taken before and on treatment, and is progressing in the endometrial cancer expansion cohort. Data presentation for each of these cohorts is targeted for 2Q2016. Cohorts for additional types of FRα-positive cancers are expected to be added to this Phase 1 trial.

•                  Phase 2 testing: ImmunoGen remains on track to initiate its FORWARD I and FORWARD II trials by year end. FORWARD I evaluates mirvetuximab soravtansine used alone to treat patients with FRα-positive ovarian cancer previously treated with 3-4 regimens and could potentially support an Accelerated Approval pathway. FORWARD II assesses doublet combinations of mirvetuximab soravtansine and bevacizumab (Avastin®), carboplatin, and pegylated liposomal doxorubicin (Doxil®) in less pretreated FRα-positive ovarian cancer.

IMGN529 and coltuximab ravtansine (formerly SAR3419) — for diffuse large B-cell lymphoma (DLBCL) and potentially other B-cell malignancies.

•                  Data presentation at upcoming ASH conference: preclinical findings with each compound used in combination with approved anticancer therapies.

•                  Clinical progress, Phase 2 testing: maximum tolerated dose identified in single agent, Phase 1 assessment of IMGN529 for B-cell non-Hodgkin lymphoma. Company on track to start Phase 2 assessments of IMGN529 and of coltuximab ravtansine in combination regimens by the end of 2015 and in 2016, respectively.

IMGN779 — CD33-targeting ADC for acute myeloid leukemia and myelodysplastic syndrome; utilizes the first of ImmunoGen’s new DNA-acting payload agents.

•                  Data presentations at upcoming ASH conference: mechanism of action findings.

•                  Clinical progress: IND submitted to FDA; on track for initiation of patient dosing in early 2016.

Partner compounds — Recent highlights include:

•                  Promising single-agent activity in recurrent mesothelioma from a Phase 1b trial was reported with Bayer’s anetumab ravtansine (BAY 94-9343) at the 16th World Conference on Lung Cancer.

•                  Eli Lilly and Company advanced its FGFR3-targeting ADC, LY3076226, into clinical testing in September, triggering a milestone payment to ImmunoGen. Additionally, ImmunoGen earned a milestone payment from Amgen with its advancement of a new ADC.

•                  Patient dosing began with Sanofi’s LAMP1-targeting ADC, SAR428926, in October, also triggering a milestone payment to ImmunoGen.

There are now seven companies with novel anticancer compounds in the clinic utilizing ImmunoGen’s technology: Amgen, Bayer, Biotest, Genentech/Roche, Lilly, Novartis and Sanofi. Companies advancing earlier-stage ADCs include CytomX and Takeda.

Financial Results

For the Company’s quarter ended September 30, 2015 (1QFY2016), ImmunoGen reported a net loss of $33.7 million, or $0.39 per basic and diluted share, compared to a net loss of $22.3 million, or $0.26 per basic and diluted share, for the same quarter last year (1QFY2015).

Revenues for 1QFY2016 were $14.9 million, compared to $13.2 million for 1QFY2015. They include $6.1 million of license and milestone fees, comprised principally of a $5 million milestone earned from Lilly and a $1 million milestone earned from Amgen with the advancement by each of an ADC with ImmunoGen technology. Revenues also include $5.7 million of non-cash royalties on Roche sales of Kadcyla for the three-months ended June 30, 2015. Additionally, revenues for 1QFY2016 include $2.3 million of clinical materials revenue and $0.8 million of research and development support fees. The level of research support and the number of batches of clinical materials produced and released to partners varies on a quarter-to-quarter basis.

Operating expenses in 1QFY2016 were $43.5 million, compared to $35.1 million in 1QFY2015. Operating expenses in 1QFY2016 include research and development expenses of $35.1 million, compared to $28.0 million in 1QFY2015. This change is primarily due to increased third-party costs related to the advancement of our wholly owned product candidates, increased clinical trial costs, primarily related to our expansion of the mirvetuximab soravtansine development program, and increased personnel expenses, principally due to recent hiring. Operating expenses include general and administrative expenses of $8.3 million in 1QFY2016, compared to $7.1 million in 1QFY2015. This increase is primarily due to increased personnel expenses and professional services.

ImmunoGen had approximately $247.8 million in cash and cash equivalents as of September 30, 2015, compared with $278.1 million as of June 30, 2015, and had no debt outstanding in either period. Cash used in operations was $31.4 million in the first three months of FY2016, compared with $18.9 million in the same period in FY2015. Capital expenditures were $3.4 million and $1.7 million for the first three months of FY2016 and FY2015, respectively.

Financial Guidance for Fiscal Year 2016

ImmunoGen’s financial guidance remains unchanged from that issued in July 2015. ImmunoGen expects: its revenues to be between $70 million and $80 million; its operating expenses to be between $175 million and $180 million; its net loss to be between $120 million and $125 million; its cash used in operations to be between $100 million and $105 million; and its capital expenditures to be between $13 million and $15 million. Cash and marketable securities at June 30, 2016 are anticipated to be between $165 million and $170 million.

Conference Call Information

ImmunoGen is holding a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 913-905-3226; the conference ID is 9613638. The call also may be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through November 10, 2015.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted anticancer therapeutics with its proprietary antibody-drug conjugate (ADC) technology. The Company’s lead product candidate, mirvetuximab soravtansine, is a potential treatment for folate receptor α-positive ovarian cancers and other solid tumors. Leading healthcare companies have licensed rights to use ImmunoGen’s technology to develop novel anticancer therapies, and Roche’s marketed product, Kadcyla®, utilizes ImmunoGen’s ADC technology. More information about the Company can be found at www.immunogen.com.

Avastin®, Doxil®, and Kadcyla® are registered trademarks of their owners.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues, operating expenses, net loss, cash used in operations and capital expenditures in its 2016 fiscal year; its cash and marketable securities as of June 30, 2016; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other reports filed with the Securities and Exchange Commission.

-Financials Follow-

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
	2015	2015
ASSETS

Cash and cash equivalents	$247,843	$278,109
Other assets	37,741	35,714

Total assets	$285,584	$313,823

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$35,948	$35,810
Long-term portion of deferred revenue and other long-term liabilities	238,027	242,909
Shareholders’ equity	11,609	35,104

Total liabilities and shareholders’ equity	$285,584	$313,823

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
	2015	2014

Revenues:
License and milestone fees	$6,070	$6,234
Royalty revenue	—	4,166
Non-cash royalty revenue	5,684	—
Research and development support	772	776
Clinical materials revenue	2,325	2,027

Total revenues	14,851	13,203

Expenses:
Research and development	35,132	28,018
General and administrative	8,329	7,095

Total operating expenses	43,461	35,113

Loss from operations	(28,610)	(21,910)

Non-cash interest expense on liability related to sale of future royalty	(5,143)	—
Other income (expense), net	13	(372)

Net loss	$(33,740)	$(22,282)

Net loss per common share, basic and diluted	$(0.39)	$(0.26)

Weighted average common shares outstanding, basic and diluted	86,838	85,872

Contact:

Carol Hausner, 781-895-0600

ImmunoGen, Inc.

info@immunogen.com

Source: ImmunoGen, Inc.

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http://www.businesswire.com/news/home/20151023000000/en